Exhibit 23.7

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in this Registration Statement on Form S-4 of Welsbach Technology Metals Acquisition Corp. of our report dated November 12, 2024 relating to the financial statements of NS World Co., Ltd., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Samil PricewaterhouseCoopers

Seoul, KOREA
February 10, 2025